Exhibit 99.1

BYRNA TECHNOLOGIES ANNOUNCES PRELIMINARY

SECOND QUARTER REVENUES OF $11.5 MILLION.

Reiterates Full Year Revenue Guidance of $55-$60 Million

ANDOVER, Mass., June 6, 2022 /PRNewswire/ -- Byrna Technologies Inc. (NASDAQ: BYRN) ("Byrna" or "the Company") today announced preliminary revenue expectations for its fiscal second quarter ended May 31, 2022 ("Q2 2022") of $11.5 million, bringing sales for the first half of fiscal year 2022 ("FY 2022") to $19.5 million.

Byrna saw growth in all sales channels when compared with Q1 2022.  For Q2 2022, the sales breakdown was as follows:

●	Byrna.com - $5.4 million (46.9%)

●	Amazon.com - $1.1 million (9.6%)

●	Dealer / Distributor - $2.2 million (19.1%)

●	International - $2.7 million (23.5%)

●	Law Enforcement - $0.1 million (0.9%)

The Company expects to see continued strong growth for the balance of fiscal year 2022. As a result, Byrna is reiterating full year revenue guidance of $55 to $60 million for the current fiscal year ending November 30, 2022 ("FY 2022").

Byrna also had record production in Q2 2022, producing 42,892 launchers. As a result, Byrna goes into Q3 with 19,500 launchers in finished goods inventory (in line with Byrna's stated goal of 20,000 units in finished goods inventory).

Management Commentary

Bryan Ganz, CEO of Byrna, stated that "We are reaffirming our 2022 full year guidance of $55 - $60 million as we expect to see strong sales growth in the second half of 2022 due largely to the addition of several new products (including Aerosol Sprays - both 'Byrna Bad Guy Repellant' and 'Fox Labs Pepper Spray', introduction of the Byrna LE (law enforcement) launcher and our much anticipated new less-lethal 12-gauge round). All these products will be commercially available in the second half of 2022).  Additionally, Byrna expects second half 2022 sales to benefit from the seasonally strong fourth Quarter which includes Black Friday and Cyber Monday as well as the Company's overall growth trajectory resulting from Byrna's growing brand awareness largely driven by continued investment in marketing."

"In terms of brand awareness, for the first six months of 2022, Byrna registered 3.5 million web sessions on Byrna.com and another 1.25 million on Amazon.com for a total of 4.75 million sessions.  This compares to 2.5 million web sessions during the same period last year, and last year included the Hannity endorsement on April 3rd which caused web sessions to spike from 198,000 in March of 2021 to 948,000 in April of 2021."

"This increased traffic is driving e-commerce sales. For the first three months of this year, orders on Byrna.com were 41% higher than in the first three months of 2021. If we add Amazon orders, total e-commerce orders were up 63% over the same period last year.  In Q2, excluding the $7.6 million in orders that can be traced directly to the Hannity endorsement in April of last year, orders on Byrna.com were up 79% in Q2 2022 vs. Q2 2021.  If we include orders on Amazon.com, total e-commerce orders for the quarter were up 114% versus a normalized Q2 2021. We also saw sequential quarter-over-quarter e-commerce order growth (Q2 2022 vs. Q1 2022) of 14% or 17.5% including Amazon.com orders (which equals a 90% CAGR).

Byrna also made substantial progress in terms of both supply chain management and production.  As we announced on May 5th, we moved into a greenfield manufacturing facility in Ft. Wayne.  While the move was disruptive, we still were able to produce approximately 43,000 launchers during the quarter, up from just 19,000 launchers in Q1 of this year. This leaves Byrna well stocked for Q3, with 19,500 launchers in finished goods inventory.

About Byrna Technologies Inc.

Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company's investor relations site here. The Company is the manufacturer of the Byrna® SD personal security device, a state-of-the-art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company's e-commerce store.

Forward Looking Information

This news release contains "forward-looking statements" within the meaning of the securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "expects," "intends," "will," "anticipates," and "believes" and statements that certain actions, events or results "may," "could," "would," "should," "might," "occur," or "be achieved," or "will be taken." Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include but are not limited to the Company's anticipated results for the second quarter of fiscal 2022 and full fiscal year 2022, and their associated drivers.  Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, accounting adjustments or changes in estimates during preparation of the financial statements for Q2, 2022, changes in estimates of demand for our product during the remainder of fiscal year 2022, prolonged, new, or exacerbated disruption of our supply chain, determinations by third party controlled distribution channels not to carry or reduce inventory of our products, and potential cancellations of existing or future orders including as a result of any fulfillment delays, delays in new product introductions, introduction of competing products, negative publicity, or other factors. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results.  Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, ("Risk Factors") in our most recent Form 10-K, should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Contact:
Byrna Technologies Inc.
David North, Chief Financial Officer
dnorth@byrna.com

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